EXHIBIT (a)(1)(A)
Offer to Purchase
by
Pasithea Therapeutics Corp.
Up to 5,714,285 Shares of its Common Stock
At a Cash Purchase Price of $0.70 per Share
CUSIP: 70261F103
THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON SEPTEMBER 8, 2023, UNLESS THE OFFER IS EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE “EXPIRATION DATE”).
Pasithea Therapeutics Corp., a Delaware corporation (the “Company,” “Pasithea,” “we,” “us” or “our”), invites our stockholders to tender up to 5,714,285 shares of our issued and outstanding shares of common stock, par value $0.0001 per share (each, a “Share,” and collectively, “Shares”), for purchase by us at a price of $0.70 per Share (the “Purchase Price”) to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”).
Upon the terms and subject to the conditions of the Offer, if 5,714,285 Shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase all Shares properly tendered. All Shares acquired, if any, in the Offer will be acquired at the Purchase Price. Only Shares properly tendered and not properly withdrawn will be purchased. However, because of proration and the conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered if more than 5,714,285 Shares are properly tendered and not properly withdrawn. Shares not purchased in the Offer will be returned to the tendering stockholders as promptly as practicable after the Expiration Date.
We reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission (the “SEC”), if more than 5,714,285 Shares are properly tendered in the Offer, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.
THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.
The Shares are listed and traded on The Nasdaq Capital Market (“Nasdaq”) under the trading symbol “KTTA.” On August 8, 2023, one trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $0.585 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS OR BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC, THE INFORMATION AGENT (THE “INFORMATION AGENT”) AND THE DEPOSITARY (THE “DEPOSITARY”) FOR THE OFFER, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL
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AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.
THE OFFER HAS NOT BEEN APPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE AND ANY RELATED DOCUMENTS, AND ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL AND MAY BE A CRIMINAL OFFENSE.
If you have questions or need assistance, you should contact the Information Agent at its address and telephone number set forth on the back cover of this Offer to Purchase. If you require additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other related materials, you should contact the Information Agent.
Offer to Purchase dated August 9, 2023

IMPORTANT
If you want to tender all or part of your Shares, you must do one of the following before the Offer expires at 5:00 P.M., New York City time, on September 8, 2023 (unless the Offer is extended):
•
if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

•
if you hold book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to Broadridge Corporate Issuer Solutions, LLC, the Depositary for the Offer, at the address appearing on the back cover page of this Offer to Purchase;

•
if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedures for book-entry transfer described in Section 3;

•
if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon such exercise, subject to the terms of our 2021 Stock Incentive Plan (“2021 Incentive Plan”) and the award agreement pursuant to which such options were granted; or

•	if you are a holder of warrants, you may exercise such warrants in accordance with the terms thereof, and tender any of the Shares issued upon such exercise in accordance with the Offer.
You must exercise your options and/or warrants sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option or a warrant cannot be revoked, even if Shares received upon the exercise thereof are tendered in the Offer but are not purchased in the Offer for any reason.
If you wish to tender your Shares, but (a) you cannot comply with the procedures for book-entry transfer by the Expiration Date, or (b) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3. We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion and subject to applicable law, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.
You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY.
THE STATEMENTS MADE IN THIS OFFER TO PURCHASE ARE MADE AS OF THE DATE ON THE COVER PAGE, AND THE STATEMENTS INCORPORATED BY REFERENCE ARE MADE AS OF

THE DATE OF THE DOCUMENTS INCORPORATED BY REFERENCE. THE DELIVERY OF THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL SHALL NOT UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR INCORPORATED BY REFERENCE IS CORRECT AS OF A LATER DATE OR THAT THERE HAS NOT BEEN ANY CHANGE IN SUCH INFORMATION OR IN OUR AFFAIRS SINCE SUCH DATES.

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SUMMARY TERM SHEET
We are providing this summary term sheet for your convenience. The information contained in this Summary Term Sheet is a summary only and is not meant to be a substitute for the more detailed description and information contained in the remainder of this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), the accompanying Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”), and other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”). To understand the Offer fully and for a more complete description of the terms of the Offer, we urge you to read carefully this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer in their entirety. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics in this summary.
Who is offering to purchase my Shares?
The issuer of the Shares, Pasithea Therapeutics Corp., a Delaware corporation (the “Company,” “Pasithea,” “we,” “us” or “our”), is offering to purchase the Shares (as defined below). See Section 1.
What is Pasithea offering to purchase?
We are offering to purchase up to 5,714,285 shares of our common stock, par value $0.0001 per share (each, a “Share,” and collectively, “Shares”), at a price of $0.70 per Share to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. See Section 1.
What is the purpose of the Offer?
We believe that the Offer set forth in this Offer to Purchase represents an efficient mechanism to provide our stockholders with the opportunity to tender all or a portion of their Shares and thereby receive a return of some or all of their investment in the Shares if they so elect. The Offer may also provide our stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales. In addition, assuming that at least some Shares are purchased pursuant to the Offer, stockholders who do not participate in the Offer, or who retain an equity interest as a result of a partial or conditional tender of Shares or proration, will have increased their relative percentage ownership interest in the Company at no cost to them.
In determining to proceed with the Offer, our management and Board of Directors determined, among other things, the limited liquidity available to stockholders wishing to sell all or a portion of their Shares in the open market, as well as the impact of a large number of such sales on the price of the Shares. They also considered certain evaluations of our current assets and business development strategies, which are focused on the discovery, research, and development of innovative treatments for central nervous system (CNS) disorders. Our management and Board of Directors also evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future.
On the basis of the foregoing, our management and Board of Directors believe it is in the best interests of the Company and its stockholders to provide stockholders the opportunity to have their shares purchased at a premium, while allowing those stockholders who wish to remain to increase their relative percentage ownership interest in the Company at no cost to them. See Section 2.
How many Shares will we purchase in the Offer?
Upon the terms and subject to the conditions of the Offer, we will purchase up to 5,714,285 Shares in the Offer or a lower amount depending on the number of Shares properly tendered and not properly withdrawn pursuant to the Offer.
We expressly reserve the right to purchase additional Shares in the Offer, subject to applicable law. The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7. In accordance with the rules of the SEC, if more than 5,714,285 Shares are properly tendered in the Offer, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.
What will be the purchase price for the Shares and what will be the form of payment?
The purchase price for the Shares will be $0.70 per share (the “Purchase Price”), which represents a 48.5% premium over the $0.4711 closing share price of our Shares on The Nasdaq Stock Market (“Nasdaq”) on

July 19, 2023, the last trading day before we announced our intention to commence the Offer, and a 19.7% premium over the $0.585 closing price of our Shares on Nasdaq on August 8, 2023, the last trading day before we commenced the Offer.
If we purchase your Shares in the Offer, we will pay you the Purchase Price in cash, less any applicable withholding taxes and without interest, promptly after the Expiration Date. Under no circumstances will we pay interest on the Purchase Price, even if there is a delay in making payment. See the Introduction, Section 1 and Section 3.
Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8.
How will we pay for the Shares?
If the Offer is fully subscribed and we purchase all 5,714,285 Shares at the Purchase Price, we expect that the aggregate purchase price for the Shares in the Offer will be approximately $4,000,000. We expect that our fees and expenses related to the Offer, excluding any excise taxes incurred (if any) in connection with the Offer, will be approximately $250,000.
We intend to pay for the Shares and fees and expenses applicable to the Offer with cash on hand, and, accordingly, no alternative financing plan is required. In accordance with the rules of the SEC, if more than 5,714,285 Shares are properly tendered in the Offer, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.
How long do I have to tender my Shares?
You may tender your Shares until the Offer expires. The Offer will expire at 5:00 P.M., New York City time, on September 8, 2023, unless we extend or terminate the Offer (such date and time, as they may be extended, the “Expiration Date”). When used together with a specific time, the term Expiration Date refers to the date on which the Offer expires. See Section 1. We may choose to extend the Offer at any time and for any reason, subject to applicable laws. We cannot assure you, however, that we will extend the Offer or, if we extend it, for how long. See Section 1 and Section 14.
Beneficial owners holding their Shares through a broker, dealer, commercial bank, trust company or other nominee should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for you to instruct it to accept the Offer on your behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer. We urge you to contact the broker, dealer, commercial bank, trust company or other nominee that holds your Shares to find out its deadline. See Section 3.
Can the Offer be extended, amended or terminated, and if so, under what circumstances?
Yes. We can extend or amend the Offer in our sole discretion at any time, subject to applicable laws. We may, however, decide not to extend the Expiration Date for the Offer. If we extend the Expiration Date for the Offer, we cannot indicate, at this time, the length of any extension that we may provide. In any event, if we extend the Expiration Date for the Offer, we will delay the acceptance of any Shares that have been tendered. See Section 14. We can also amend or terminate the Offer under certain circumstances and subject to applicable law. See Section 7.
How will I be notified if you extend the Offer or amend the terms of the Offer?
If we extend the Offer, we will issue a press release not later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. If we extend the Offer, you may withdraw your Shares until the Expiration Date, as extended. We will announce any amendment to the Offer by making a public announcement of the amendment. In the event that the terms of the Offer are amended, we will file an amendment to the Schedule TO describing the amendment to the Offer. See Section 14.

Are there any conditions to the Offer?
Yes. Our obligation to accept for payment and pay for your tendered Shares depends upon a number of conditions that must be satisfied in our reasonable judgment or waived on or prior to the Expiration Date, including:
•
there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

○
make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

○	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;
○	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or
○
materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

•	there has occurred any of the following:
○	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;
○	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
○	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;
○
the commencement or escalation of war, armed hostilities or other similar national or international calamity, including, but not limited to, any outbreak of a pandemic or contagious disease, an act of terrorism, directly or indirectly involving the United States, on or after August 9, 2023;

○	any material escalation of any war or armed hostilities which had commenced prior to August 9, 2023;
○
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

○
any change in the general political, public health, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

○	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
○	any default by the U.S. government on its debt;
○	a failure at a financial institution with which we maintain funds, causing us to lose access to such funds; or
○
a decrease of more than 10% in the market price of our common stock measured from the close of trading on August 8, 2023, the last trading day before we commenced the Offer, to the close of trading on any other trading day during the Offer, up to and including the close of trading on the Expiration Date, or a decrease of more than 5% in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case, measured from the close of trading on August 8, 2023;
○
a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced, amended or otherwise modified by any person on or after August 9, 2023;

•	we learn that:
○
any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC prior to August 9, 2023);

○
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC prior to August 9, 2023, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

○	any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;
○
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

○
any change or changes have occurred in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

○
any approval, permit, authorization, favorable review or consent of any governmental entity or other authority or any third party consent or notice required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

○	the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from Nasdaq or to be eligible for deregistration under the Exchange Act.
If any of the conditions in Section 7 are not satisfied, we may:
•	terminate the Offer and return all tendered Shares to the tendering stockholders;
•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the Shares until the expiration of the Offer as so extended;
•
waive the condition or conditions and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date, subject to proration; or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.
If we waive any of the conditions described above, we may be required to extend the Expiration Date.
For a more detailed discussion of these and other conditions to the Offer, please see Section 7.

How do I tender my Shares?
If you want to tender all or part of your Shares, you must do one of the following by the Expiration Date:
•
if your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, contact the nominee and request that the nominee tender your Shares for you. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer;

•
if you hold book-entry Shares registered in your own name, complete and sign a Letter of Transmittal according to its instructions, and deliver it, together with any required signature guarantees and any other documents required by the Letter of Transmittal, to Broadridge Corporate Issuer Solutions, LLC, the depositary for the Offer (the “Depositary”), at the address appearing on the back cover page of this Offer to Purchase;

•
if you are an institution participating in The Depository Trust Company, which we call the “Book-Entry Transfer Facility” in this Offer to Purchase, tender your Shares according to the procedure for book-entry transfer described in Section 3;

•
if you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon such exercise, subject to our 2021 Incentive Plan and the award agreement pursuant to which such options were granted; or

•	if you are a holder of warrants, you may exercise such warrants in accordance with the terms thereof, and tender any of the Shares issued upon such exercise in accordance with the Offer.
You must exercise your options and/or warrants sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer. An exercise of an option or a warrant cannot be revoked, even if Shares received upon the exercise thereof are tendered in the Offer but are not purchased in the Offer for any reason.
If you wish to tender your Shares, but (a) you cannot comply with the procedure for book-entry transfer by the Expiration Date, or (b) your other required documents cannot be delivered to the Depositary by the Expiration Date, you can still tender your Shares if you comply with the guaranteed delivery procedures described in Section 3.
We are not making the Offer to, and will not accept any tendered Shares from, stockholders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion and subject to applicable law, take any actions necessary for us to make the Offer to stockholders in any such jurisdiction.
You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase. See Section 3 and the Instructions to the Letter of Transmittal.
Once I have tendered Shares in the Offer, may I withdraw my tendered Shares?
Except as otherwise provided in Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us by 5:00 P.M., New York City time, on October 5, 2023, the 40th business day from the commencement of the Offer, you may also withdraw your Shares at any time thereafter.
How do I withdraw Shares I previously tendered?
If you are a registered holder of Shares, to properly withdraw your Shares, you must deliver on a timely basis a written notice of your withdrawal to the Depositary at one of the addresses appearing on the back cover of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Shares to be withdrawn and the name of the registered holder of the Shares. Some additional requirements apply if your Shares have been tendered under the procedure for book-entry transfer set forth in Section 3. If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal. See Section 4.
In what order will you purchase the tendered Shares?
If the terms and conditions of the Offer have been satisfied or waived and 5,714,285 Shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered.
Upon the terms and subject to the conditions of the Offer, if more than 5,714,285 Shares, or such greater number of Shares as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered and not properly withdrawn Shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares, as described below. Such proration will apply to all stockholders without priority. If proration of tendered Shares is required, we will determine the proration factor as promptly as practicable following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares, proration for each beneficial owner tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the beneficial owner to the total number of Shares properly tendered and not properly withdrawn by all stockholders.
Stockholders can specify in the Letter of Transmittal the order in which they desire that Shares registered in their name and tendered by them be purchased, including in the event that some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a stockholder does not designate the order and fewer than all Shares tendered are purchased, the order of Shares purchased from such stockholder will be selected by the Depositary.
Because of the proration and conditional tender provisions described above, we may not purchase all of the Shares that you tender even if you properly tender them. See Section 1 and Section 6.
Subject to applicable laws, we may elect to purchase more than 5,714,285 Shares in the Offer. If we do so, the preceding provisions will apply to the greater number of Shares to be purchased by us.
Has the Company or its Board of Directors adopted a position on the Offer?
Our Board of Directors has authorized us to make the Offer. However, none of the Company, the members of our Board of Directors, the Depositary or the Information Agent makes any recommendation to you as to whether you should tender or refrain from tendering your Shares. We cannot predict how our shares will trade after the Expiration Date, and it is possible that our share price will trade above the Purchase Price after the Expiration Date. You must make your own decision as to whether to tender your Shares and, if so, how many Shares to tender. We recommend that you read carefully the information in this Offer to Purchase, the Letter of Transmittal and the other related materials that constitute part of the Offer, including our reasons for making the Offer, before taking any action with respect to the Offer. See Section 2. In addition, you should discuss whether to tender your Shares with your broker or other financial or tax advisors.
Do the directors or officers of the Company, or any other substantial stockholders, intend to tender their Shares in the Offer?
Our directors and officers have advised us that they do not intend to tender any of their Shares in the Offer. Further, certain of our stockholders are subject to contractual restrictions on their ability to tender Shares in the Offer, without obtaining a waiver of such restrictions from us.
If I decide not to tender, how will the Offer affect my Shares?
Stockholders who decide not to tender will own a greater percentage interest in the outstanding Shares following the consummation of the Offer, assuming that at least some Shares are purchased pursuant to the Offer. See Section 2.
Following the Offer, will you continue as a public company?
Yes. The Shares will continue to be listed on Nasdaq and we will continue to be subject to the periodic reporting requirements of the Exchange Act. See Section 2.

When and how will you pay me for the Shares I tender?
We will pay the Purchase Price to the seller, in cash, less applicable withholding taxes and without interest, for the Shares we purchase promptly after the Expiration Date. We do not expect to announce the final results of any proration and to begin paying for tendered Shares until after the Expiration Date. We will pay for the Shares accepted for purchase by depositing the aggregate purchase price with the Depositary as promptly as practicable after the Expiration Date. The Depositary will act as your agent and will transmit to you the payment for all of your Shares accepted for payment. See Section 1 and Section 5.
If I am a holder of warrants to purchase Shares, how do I participate in the Offer?
Warrants to purchase Shares cannot be tendered in the Offer. If you hold warrants to purchase Shares, you may exercise such warrants in accordance with the terms of such warrants, and tender the Shares received upon such exercise in accordance with the Offer. Exercises of warrants cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your warrant exercise prices and the expiration date of your warrants, the purchase price in the Offer and the provisions for pro rata purchases by the Company described in Section 1. We strongly encourage warrantholders to discuss the Offer with their own tax advisor, financial advisor and/or broker.
Please be advised that it is the warrantholder’s responsibility to tender Shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of Shares purchased pursuant to warrants in a time period sufficient to allow tender of those Shares prior to the Expiration Date. Accordingly, we suggest that you exercise your warrants and satisfy the exercise price for such Shares in accordance with the terms of your warrants at least four business days prior to the Expiration Date (which, unless the Offer is extended, means you should exercise your warrants and satisfy the related exercise price no later than 5:00 P.M., New York City time, on September 1, 2023). See Section 3.
If I am a holder of vested stock options, how do I participate in the Offer?
If you are a holder of vested options, you may exercise your vested options and tender any Shares issued upon such exercise, subject to the terms of our 2021 Incentive Plan and the award agreement pursuant to which such options were granted. You must exercise your options sufficiently in advance of the Expiration Date to receive your Shares in order to tender. An exercise of an option cannot be revoked, even if Shares received upon the exercise thereof are tendered in the Offer but are not purchased in the Offer for any reason. See Section 3.
What is the last reported sale price of my Shares?
The Shares are listed and traded on Nasdaq under the symbol “KTTA.” On July 19, 2023, one trading day before the announcement of the Offer, the last reported sale price of the Shares on Nasdaq was $0.4711 per Share. On August 8, 2023, one trading day before the commencement of the Offer, the last reported sale price of the Shares on Nasdaq was $0.585 per Share. You are urged to obtain current market quotations for the Shares before deciding whether to tender your Shares. See Section 8.
Will I have to pay brokerage commissions if I tender my Shares?
If you are a registered stockholder and you tender your Shares directly to the Depositary, you will not incur any brokerage commissions. If you hold Shares through a broker, dealer, commercial bank, trust company or other nominee, we urge you to consult your broker, dealer, commercial bank, trust company or other nominee to determine whether any transaction costs are applicable. See the Introduction and Section 3.
Will I have to pay share transfer tax if I tender my Shares?
If you instruct the Depositary in the Letter of Transmittal to make the payment for tendered Shares to the registered holder of such Shares, you will not incur any share transfer tax. If you give special instructions to the Depositary in connection with your tender of Shares, then share transfer taxes may apply. See Section 5.
What are the U.S. federal income tax consequences if I tender my Shares?
Generally, if you are a U.S. Holder (as defined in Section 13), your receipt of cash from us in exchange for the Shares you tender will be a taxable transaction for U.S. federal income tax purposes. The cash you receive for your tendered Shares will generally be treated for U.S. federal income tax purposes either as consideration received in respect of a sale or exchange of the Shares purchased by us or as a distribution from us in respect of Shares. See Section 13 for a more detailed discussion of the tax treatment of the Offer. We urge you to consult your own tax advisor as to the particular tax consequences to you of the Offer.
If you are a Non-U.S. Holder (as defined in Section 13), because it is unclear whether the cash you receive in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, if you are a Non-U.S. Holder, you will be subject to withholding on payments to you at a rate of 30% of the gross proceeds paid, unless you establish an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. See Section 13 for a more detailed discussion of the tax treatment of the Offer. Non-U.S. Holders are urged to consult their tax advisors regarding the tax consequences to Non-U.S. Holders of the Offer including (but not limited to) the application of U.S. federal income tax withholding and backup withholding, including eligibility for a withholding tax reduction or exemption and the refund procedure.
What is the accounting treatment of the Offer?
The accounting for our purchase of Shares in the Offer will result in a reduction of our total equity in an amount equal to the aggregate purchase price of the Shares we purchase, a corresponding reduction in cash and cash equivalents and a reduction in the weighted average number of outstanding Shares for the purposes of calculating earnings per Share in an amount equal to the weighted average number of Shares that we repurchase pursuant to the Offer. See Section 2.
Whom should I contact with questions about the Offer?
The Information Agent can help answer your questions. The Information Agent is Broadridge Corporate Issuer Solutions, LLC. Their contact information is set forth below.
The Information Agent for the Offer is:
Broadridge Corporate Issuer Solutions, LLC
(855) 793-5068
shareholder@Broadridge.com
If delivering by hand, express mail, courier, or other expedited service: Broadridge Corporate Issuer Solutions, LLC Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	If delivering via a USPS Service: Broadridge Corporate Issuer Solutions, LLC Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717

FORWARD-LOOKING STATEMENTS
This Offer to Purchase and other documents we file with the SEC contain forward-looking statements that are based on current expectations, estimates, forecasts and projections and our management’s belief and assumptions about us, our future performance and our business. In addition, we, or others on our behalf, may make forward-looking statements in press releases or written statements, or in our communications and discussions with investors and analysts in the normal course of business through meetings, webcasts, phone calls and conference calls. Such words as “believe,” “anticipate,” “intend,” “plan,” “estimate,” “expect,” “may,” “will,” “should, “would,” “could,” “seek” and similar expressions are forward-looking statements based on management’s current expectations. Examples of forward-looking statements in this Offer to Purchase include those regarding our ability to complete the Offer on the timelines anticipated, our belief that the purchase of Shares in the Offer represents an efficient means of distributing cash to stockholders who elect to tender, our expectation that we will fund any purchases of Shares pursuant to the Offer from cash on hand, the sufficiency of our financial resources and working capital after the Offering, the Offer not being expected to preclude us from pursuing our business opportunities, our financial position or future liquidity needs, our projected financial performance, including anticipated financial results, our future cash requirements, and capital expenditures following the Offer. These statements are not guarantees and involve certain risks, uncertainties and assumptions that are difficult to predict.
Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified and some of which are beyond our control, you should not rely on these forward-looking statements as predictions of future events. The events and circumstances reflected in our forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. We operate in an evolving environment and new risk factors and uncertainties may emerge from time to time. It is not possible for management to predict all risk factors and uncertainties. As a result of these factors, we cannot assure you that the forward-looking statements in this annual report will prove to be accurate. We describe our respective risks, uncertainties and assumptions that could affect the outcome or results of operations in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2022, as amended on April 4, 2023, and our other filings with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023. Except as required by applicable law, we do not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

INTRODUCTION
To the holders of our shares of common stock:
We invite our stockholders to tender up to 5,714,285 shares of our common stock, par value $0.0001 per share (each, a “Share,” and collectively, “Shares”), for purchase by us at a price of $0.70 per Share (the “Purchase Price”) to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions described in this Offer to Purchase (together with any amendments or supplements thereto, the “Offer to Purchase”), in the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and in other related materials as may be amended or supplemented from time to time (collectively, with the Offer to Purchase and Letter of Transmittal, the “Offer”).
We may not purchase all of the Shares properly tendered because of proration and conditional tender provisions described in this Offer to Purchase.
Upon the terms and subject to the conditions of the Offer, if 5,714,285 Shares or less are properly tendered and not properly withdrawn, we will purchase all Shares properly tendered and not properly withdrawn prior to the Expiration Date. Shares not purchased in the Offer, including Shares not purchased because of proration or conditional tender, will be returned to the tendering stockholders promptly after the Expiration Date. See Section 1.
We expressly reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. See Section 1.
If you are a holder of vested options, you may exercise your vested options and tender any of the Shares issued upon exercise, subject to the terms of our 2021 Incentive Plan and the award agreement pursuant to which such options were granted.
If you are a holder of warrants, you may exercise such warrants in accordance with the terms thereof, and tender any of the Shares issued upon such exercise in accordance with the Offer.
You must exercise your options or warrants sufficiently in advance of the Expiration Date to receive your Shares in order to tender them in the Offer.
THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7. OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS OR BROADRIDGE CORPORATE ISSUER SOLUTIONS, LLC, THE INFORMATION AGENT (THE “INFORMATION AGENT”) AND THE DEPOSITARY (THE “DEPOSITARY”) FOR THE OFFER, MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION WITH RESPECT TO THE OFFER. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. WE RECOMMEND THAT YOU CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER, BEFORE TAKING ANY ACTION WITH RESPECT TO THE OFFER. SEE SECTION 2.
We will pay reasonable out-of-pocket fees and expenses incurred in connection with the Offer by the Information Agent and the Depositary. See Section 15.
As of August 8, 2023, we had 26,143,407 issued and outstanding Shares. The 5,714,285 that we are offering to purchase hereunder represent approximately 21.9% of the total number of our outstanding Shares as of August 8, 2023. If the Offer is fully subscribed, we would have approximately 20,429,122 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer. As of August 8, 2023, an aggregate of 567,785 Shares remained available for future awards under our stock incentive plan, 1,980,000 Shares were subject to currently outstanding options, 99,999 Shares were subject to currently outstanding restricted stock units and 15,356,000 Shares were issuable upon conversion of certain of the Company’s warrants. See Section 11. The Shares are listed and traded on Nasdaq under the symbol “KTTA.”
On July 19, 2023, one trading day prior to the announcement of the Offer, the last reported sale price of the Shares was $0.4711 per Share. Further, on August 8, 2023, one trading day prior to the commencement of the Offer, the last reported sale price of the Shares was $0.585 per Share. Stockholders are urged to obtain current market quotations for the Shares before deciding whether to tender their Shares. See Section 8 and Section 10.
The address and phone number for our principal executive offices are: 1111 Lincoln Road, Suite 500, Miami Beach, FL 33139 (telephone number: (702) 514-4174).

THE OFFER
1.	Number of Shares; Price; Proration
Upon the terms and subject to the conditions of the Offer, if 5,714,285 Shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase all Shares properly tendered and not properly withdrawn.
The term “Expiration Date” means 5:00 P.M., New York City time, on September 8, 2023, unless and until we, in our sole discretion, shall have extended the period of time during which the Offer will remain open, in which event the term “Expiration Date” shall refer to the latest time and date at which the Offer, as so extended by us, shall expire or unless we terminate the Offer. When used together with a specific time, the term Expiration Date refers to the date on which the Offer expires. See Section 14 for a description of our right to extend, delay, terminate or amend the Offer.
We will only purchase Shares properly tendered and not properly withdrawn. However, because of proration and the conditional tender provisions described in this Offer to Purchase, we may not purchase all of the Shares tendered if more than 5,714,285 Shares are properly tendered and not properly withdrawn. In the event of an over-subscription of the Offer, Shares properly tendered prior to the Expiration Date will be subject to proration, as described below. The proration period and withdrawal rights also expire on the Expiration Date. We will return all Shares tendered and not purchased pursuant to the Offer, including Shares not purchased because of proration or conditional tenders, to the tendering stockholders at our expense as promptly as practicable following the Expiration Date.
Stockholders can specify the order in which the specified portions will be purchased in the event that, as a result of proration or otherwise, some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a stockholder does not designate such order and fewer than all Shares are purchased due to proration, the Depositary will select the order of Shares purchased.
We expressly reserve the right, in our sole discretion, to change the Purchase Price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the SEC, if more than 5,714,285 Shares are tendered in the Offer, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. However, if we purchase an additional number of Shares in excess of 2% of the outstanding Shares, we will amend and extend the Offer to the extent required by applicable law. See Section 14.
Throughout the Offer, certain information relating to the trading price of our Shares shall be available via the Information Agent at the address and telephone number set forth on the back cover page of this Offer to Purchase. We will announce the preliminary results of the Offer, including preliminary information about any expected proration, by press release as promptly as practicable after it has been determined. Such press release will also be filed as amendment to our Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) that we have filed with the SEC relating to the Offer. We do not expect to announce the final results of any proration and to begin paying for tendered Shares until after the Expiration Date.
THE OFFER IS NOT CONDITIONED ON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THE OFFER IS, HOWEVER, SUBJECT TO CERTAIN OTHER CONDITIONS. SEE SECTION 7.
Priority of Purchases
If the terms and conditions of the Offer have been satisfied or waived and 5,714,285 Shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, we will buy all Shares properly tendered and not properly withdrawn.
Upon the terms and subject to the conditions of the Offer, if more than 5,714,285 Shares, or such greater number of Shares as we may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Date, we will purchase properly tendered and not properly withdrawn Shares on a pro rata basis with appropriate adjustments to avoid purchases of fractional Shares, as described below. Such proration will apply to all stockholders without priority. If proration of tendered Shares is required, we will determine the proration factor as promptly as practicable following the Expiration Date. Subject to adjustment to avoid the purchase of fractional Shares, proration for each beneficial owner tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by the beneficial owner to the total number of Shares properly tendered and not properly withdrawn by all stockholders.
Stockholders can specify in the Letter of Transmittal the order in which they desire that Shares registered in their name and tendered by them be purchased, including in the event that some but not all of the tendered Shares are purchased pursuant to the Offer. In the event a stockholder does not designate the order and fewer than all Shares tendered are purchased, the order of Shares purchased from such stockholder will be selected by the Depositary.
The preliminary results of any proration will be announced by press release as promptly as practicable following the Expiration Date. However, because of the difficulty in determining the number of Shares properly tendered and not properly withdrawn, we expect that we will not be able to announce the final proration factor or commence payment for any Shares purchased pursuant to the Offer until after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Information Agent and also may be able to obtain the information from their brokers.
As described in Section 13, the number of Shares that we will purchase from a stockholder under the Offer may affect the U.S. federal income tax consequences to that stockholder and, therefore, may be relevant to a stockholder’s decision whether or not to tender Shares. As described above, the Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased, including in the event of proration.
This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our stockholder list with respect to the Shares or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
As a result of the foregoing priorities applicable to the purchase of Shares tendered, it is possible that fewer than all Shares tendered by a stockholder will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares will be purchased even though those Shares were properly tendered.
As we noted above, we may elect to purchase more than 5,714,285 Shares in the Offer, subject to applicable law. If we do so, the preceding provisions will apply to the greater number of Shares.
Proration
If proration of tendered Shares is required, we will determine the proration for each stockholder tendering Shares, if any, as promptly as practicable following the Expiration Date. Proration for each stockholder tendering Shares will be based on the ratio of the number of Shares properly tendered and not properly withdrawn by such stockholder to the total number of Shares properly tendered and not properly withdrawn by all stockholders, subject to the provisions governing conditional tenders described in Section 6, any adjustment to avoid the purchase of fractional Shares (with respect to which we will round down to the nearest Share to avoid the purchase of a fractional Share) and the terms and conditions of the Offer. Due to the difficulty in determining the number of Shares properly tendered and not properly withdrawn, the conditional tender procedure described in Section 6 and the guaranteed delivery procedure described in Section 3, we expect that we will not be able to announce the final proration for each stockholder or commence payment for any Shares purchased pursuant to the Offer until after the Expiration Date. The preliminary results of any proration will be announced by press release as promptly as practicable after the Expiration Date. After the Expiration Date, stockholders may obtain preliminary proration information from the Depositary and also may be able to obtain the information from their brokers.
As described in Section 13, the number of Shares that we will purchase from a stockholder pursuant to the Offer may affect the U.S. federal income tax consequences to the stockholder of the purchase and, therefore, may be relevant to a stockholder’s decision whether to tender Shares. The Letter of Transmittal affords each stockholder who tenders Shares registered in such stockholder’s name directly to the Depositary the opportunity to designate the order of priority in which Shares tendered are to be purchased in the event of proration as well as the ability to condition such tender on a minimum number of Shares being purchased.

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Shares and will be furnished to brokers, dealers, commercial banks, trust companies and other nominees and similar persons whose names, or whose nominees’ names, appear on our stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.
2.	Purpose of the Offer; Certain Effects of the Offer; Plans and Proposals
Purpose of the Offer
The purpose of the Offer is to allow all stockholders an opportunity to sell Shares at a premium over recent stock prices and thereby receive a return of some or all of their investment in the Company if they so elect. The Offer also provides our stockholders with an efficient way to sell their Shares without incurring brokerage fees or commissions associated with open market sales, subject to the terms and conditions of the Offer, including proration.
Further, the Offer affords stockholders the option not to participate and, thereby, to increase their relative percentage ownership interest in the Company at no additional cost to them, if the Offer is completed. However, there can be no assurance that the Company will not issue additional Shares and other equity securities in the future.
The decision to pursue the Offer came after our Board’s review of the Company’s available alternatives to return capital to stockholders. As part of this review, the Board appointed a Special Committee comprised of independent directors (the “Special Committee”). After careful consideration and review of the alternatives available to the Company, and in consultation with independent legal and financial advisors, the Special Committee determined that a fixed price tender offer would be the most effective means for returning value to the Company’s stockholders.
In determining to proceed with the Offer, our management and Board of Directors determined, among other things, the limited liquidity available to stockholders wishing to sell all or a portion of their Shares in the open market, as well as the impact of a large number of such sales on the price of the Shares. They also considered certain evaluations of our current assets and business development strategies, which are focused on the discovery, research, and development of innovative treatments for central nervous system (CNS) disorders. Our management and Board of Directors also evaluated the Company’s operations, financial condition, capital needs, strategy and expectations for the future. Accordingly, upon the Special Committee’s recommendation, the Board approved the Offer on the terms reflected in this Offer to Purchase.
On the basis of the foregoing, our management and Board of Directors believe it is in the best interests of the Company and its stockholders to provide stockholders the opportunity to have their shares purchased at a premium, while allowing those stockholders who wish to remain to increase their relative percentage ownership interest in the Company at no cost to them.
Certain Effects of the Offer
As of August 8, 2023, we had 26,143,407 issued and outstanding Shares. The 5,714,285 Shares that we are offering to purchase hereunder represent approximately 21.9% of the total number of our outstanding Shares as of August 8, 2023. If the Offer is fully subscribed, we would have approximately 20,429,122 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer.
Assuming that at least some Shares are purchased pursuant to the Offer, stockholders who do not participate in the Offer will automatically increase their relative percentage ownership interest in us. These stockholders will also continue to bear the risks associated with owning the Shares. Stockholders may be able to sell non-tendered Shares in the future on Nasdaq or otherwise at a net price significantly higher or lower than the Purchase Price. We can give no assurance as to the price at which a stockholder may be able to sell his or her Shares in the future.
There will be a sufficient number of Shares outstanding and publicly traded following completion of the Offer to ensure a continued trading market for the Shares. Based upon published guidelines of Nasdaq and the conditions of the Offer, our purchase of Shares under the Offer will not cause our remaining outstanding Shares to be delisted from Nasdaq. The Shares are registered under the Exchange Act, which requires, among other things, that we furnish certain information to our stockholders and comply with proxy rules in connection with meetings of our stockholders. Our purchase of Shares under the Offer will not result in the Shares becoming eligible for deregistration under the Exchange Act.

The accounting for the purchase of Shares pursuant to the Offer will result in a reduction of our stockholders’ equity in an amount equal to the aggregate purchase price of the Shares we purchase plus the fees related to the Offer and a corresponding reduction in total cash.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NEITHER WE NOR ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR SHARES AND, IF SO, HOW MANY SHARES TO TENDER. IN DOING SO, YOU SHOULD CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS, AND READ CAREFULLY AND EVALUATE THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE OFFER.
We currently intend to cancel and retire Shares purchased pursuant to the Offer. Such Shares will return to the status of authorized and unissued shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of Nasdaq. We have no current plans for the issuance of the Shares purchased in this Offer.
Plans and Proposals
Except as disclosed elsewhere in this Offer to Purchase, or incorporated by reference in this Offer to Purchase, we have no current definitive plans, proposals or negotiations that relate to or would result in:
•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving us or any of our subsidiaries;
•	any purchase, sale or transfer of a material amount of our assets or our subsidiaries’ assets;
•	any material change in our present dividend policy, our indebtedness or capitalization;
•
any change in our present Board of Directors or management or any plans or proposals to change the number or the terms of directors (although we may fill vacancies arising on our Board of Directors) or to change any material term of the employment contract of any executive officer;

•	any material change in our corporate structure or business;
•	any class of our equity securities becoming delisted from Nasdaq, or ceasing to be authorized to be quoted on Nasdaq, other than disclosed below;
•	any class of our equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;
•	the suspension of our obligation to file reports under Section 15(d) of the Exchange Act;
•	the acquisition by any person of our securities, other than pursuant to the grant of stock options to directors or employees in the ordinary course of business; or
•	any changes in our charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.
While we have no definitive plans or proposals regarding any of the foregoing as of the date of this Offer to Purchase, our management considers from time to time, and may undertake or plan actions that relate to or could result in, one or more of the matters listed above. We reserve the right to change our plans and intentions at any time after the date of this Offer to Purchase, subject to our obligation to update this Offer to Purchase to reflect material changes in the information contained herein. Stockholders tendering Shares in the Offer may run the risk of foregoing the benefit of any appreciation in the market price of the Shares resulting from such potential future events.
On January 19, 2023, we received a letter from the Listing Qualifications Department (the “Staff”) of Nasdaq indicating that, based upon the closing bid price of the Company’s common stock for the prior 30 consecutive business days, we were not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on Nasdaq, as set forth in Nasdaq Listing Rule 5550(a)(2) (the “Minimum Bid Price Requirement”). In accordance with the rules of Nasdaq, we have been granted an extension to January 15, 2024, to regain compliance with the Minimum Bid Price Requirement.
3.	Procedures for Tendering Shares
Proper Tender of Shares
For Shares to be properly tendered pursuant to the Offer, confirmation of receipt of such Shares pursuant to the procedure for book-entry transfer set forth below, together with a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an “Agent’s Message” (as defined below), and any other documents required by the Letter of Transmittal, must be received before the Expiration Date by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Beneficial owners should be aware that their broker, dealer, commercial bank, trust company or other nominee may establish its own earlier deadlines for participation in the Offer on their behalf. Accordingly, beneficial owners wishing to participate in the Offer should contact their broker, dealer, commercial bank, trust company or other nominee as soon as possible in order to determine the times by which such owner must take action in order to participate in the Offer.In the alternative, the tendering stockholder must, before the Expiration Date, comply with the guaranteed delivery procedures described below.
Stockholders holding their Shares through a broker, dealer, commercial bank, trust company or other nominee must contact the nominee in order to tender their Shares. Stockholders who hold Shares through nominees are urged to consult their nominees to determine whether transaction costs may apply if stockholders tender Shares through the nominees and not directly to the Depositary.
Stockholders may tender Shares subject to the condition that all, or a specified minimum number of Shares, be purchased. Any stockholder desiring to make such a conditional tender should so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal. It is the tendering stockholder’s responsibility to determine the minimum number of Shares to be purchased. Stockholders should consult their own financial and tax advisors with respect to the effect of proration of the Offer and the advisability of making a conditional tender. See Section 6 and Section 13.
Signature Guarantees and Method of Delivery
No signature guarantee is required if:
•
the Letter of Transmittal is signed by the registered holder of the Shares (which term, for purposes of this Section 3, will include any participant in the Book-Entry Transfer Facility whose name appears on a security position listing as the owner of the Shares) tendered and such holder has not completed either the section entitled “Special Payment Instructions” or the section entitled “Special Delivery Instructions” in the Letter of Transmittal, or

•
Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution,” as the term is defined in Exchange Act Rule 17Ad-15 (an “Eligible Institution”). See Instruction 1 of the Letter of Transmittal.

If payment is to be made to a person other than the registered holder, then the Letter of Transmittal must be endorsed or accompanied by an appropriate stock power, signed exactly as the name of the registered holder appears on the security position listing, with the signature guaranteed by an Eligible Institution.
Payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of:
•	a timely confirmation of the book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility as described below;
•	one of (a) a properly completed and duly executed Letter of Transmittal, including any required signature guarantees or (b) an Agent’s Message (as defined below); and
•	any other documents required by the Letter of Transmittal.

The method of delivery of all documents, including the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. Shares will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). In all cases, sufficient time should be allowed to ensure timely delivery.
ALL DELIVERIES IN CONNECTION WITH THE OFFER, INCLUDING A LETTER OF TRANSMITTAL, MUST BE MADE TO THE DEPOSITARY AND NOT TO US, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY. ANY DOCUMENTS DELIVERED TO US, THE INFORMATION AGENT OR THE BOOK-ENTRY TRANSFER FACILITY WILL NOT BE FORWARDED TO THE DEPOSITARY AND WILL NOT BE DEEMED TO BE PROPERLY TENDERED.
Book-Entry Delivery
The Depositary will establish an account with respect to the Shares for purposes of the Offer at the Book-Entry Transfer Facility within two business days after the date of this Offer to Purchase, and any financial institution that is a participant in the Book-Entry Transfer Facility’s system may make book-entry delivery of the Shares by means of a book-entry transfer by causing the Book-Entry Transfer Facility to transfer Shares into the Depositary’s account in accordance with the Book-Entry Transfer Facility’s procedures for transfer. Although delivery of Shares may be effected through a book-entry transfer into the Depositary’s account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message, and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase before the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedures described below. Delivery of the Letter of Transmittal and any other required documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.
The term “Agent’s Message” means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that we may enforce such agreement against the participant.
Guaranteed Delivery
If you wish to tender Shares in the Offer and the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, your tender may be effected if all the following conditions are met:
•	your tender is made by or through an Eligible Institution;
•	a properly completed and duly executed Notice of Guaranteed Delivery in the form we have provided is received by the Depositary, as provided below, prior to the Expiration Date; and
•
the Depositary receives at the address listed on the back cover of this Offer to Purchase, within the period of two Nasdaq trading days after the date of execution of that Notice of Guaranteed Delivery, confirmation of book-entry transfer of the Shares into the Depositary’s account at the Book-Entry Transfer Facility, together with all other required documents and either a Letter of Transmittal, which has been properly completed and duly executed and includes all signature guarantees required, or an Agent’s Message.

A Notice of Guaranteed Delivery must be delivered to the Depositary by overnight courier or mail before the Expiration Date and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.
The Notice of Guaranteed Delivery form is filed as an exhibit to the Schedule TO. Copies of the form may also be obtained from the Information Agent, who may be contacted at any of its telephone numbers listed on the back cover of this Offer to Purchase.
If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must tender your Shares on your behalf. The Book-Entry Transfer Facility is expected to remain open until

5:00 p.m., New York City time, on the Expiration Date, and institutions may be able to process tenders for our Shares through the Book-Entry Transfer Facility during that time (although there is no assurance that this will be the case). If the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, participants in the Book-Entry Transfer Facility whose name appears on the Book-Entry Transfer Facility security position listing as the owner of the Shares may still be able to tender their Shares by delivering a Notice of Guaranteed Delivery to the Depositary by overnight courier or mail according to the procedures set forth herein.
If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, that institution must submit any Notice of Guaranteed Delivery on your behalf. It will generally not be possible to direct such an institution to submit a Notice of Guaranteed Delivery once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a Notice of Guaranteed Delivery on your behalf prior to the Expiration Date. In addition, any such institution, if it is not an eligible institution, will need to obtain a Medallion guarantee from an eligible institution in the form set forth in the applicable Notice of Guaranteed Delivery in connection with the delivery of those Shares.
As described above, once the Notice of Guaranteed Delivery is delivered, which must occur prior to the Expiration Date, you or your institution will have two Nasdaq trading days following such delivery to meet the conditions described above in order to effect the tender of your Shares. Therefore, the earliest your tender could be effected is at 8:00 a.m., New York City time, on the next Nasdaq trading day when the Book-Entry Transfer Facility reopens, assuming all such conditions have been met. The form of Notice of Guaranteed Delivery can be obtained from the website described above.
Procedures for Stock Options
We are not offering, as part of the Offer, to purchase any outstanding stock options, and tenders of stock options will not be accepted. Holders of vested stock options may exercise their stock options and tender the Shares received upon exercise in the Offer. Stock options must be exercised sufficiently in advance of the Expiration Date in order to have time for the exercise to settle before the Shares received upon exercise of the stock options may be tendered. An exercise of a stock option cannot be revoked, even if Shares received upon the exercise thereof are tendered in the Offer but are not purchased in the Offer for any reason.
If you are a holder of vested but unexercised stock options, you should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you, based on the exercise prices of your stock options, the dates of your stock option grants, the remaining term in which you may exercise your stock options and the provisions for prorated purchases described in Section 1.
Procedures for Warrants
Warrants to purchase Shares cannot be tendered in the Offer. If you hold warrants, you may exercise such warrants in accordance with the terms thereof, and tender any of the Shares issued upon such exercise in accordance with the Offer. Exercises of warrants cannot be revoked even if some or all of the Shares received upon the exercise thereof and tendered in the Offer are not purchased pursuant to the Offer for any reason. You should evaluate this Offer to Purchase carefully to determine if participation would be advantageous to you based on your warrant exercise prices and the expiration date of your warrants, the purchase price in the Offer and the provisions for pro rata purchases by the Company described in Section 1. We strongly encourage warrantholders to discuss the Offer with their own tax advisor, financial advisor and/or broker.
Please be advised that it is the warrantholder’s responsibility to tender Shares in the Offer to the extent such holder wants to participate and it may be difficult to secure delivery of Shares purchased pursuant to warrants in a time period sufficient to allow tender of those Shares prior to the Expiration Date. Accordingly, we suggest that you exercise your warrants and satisfy the exercise price for such Shares in accordance with the terms of your warrants at least four business days prior to the Expiration Date (which, unless the Offer is extended, means you should exercise your warrants and satisfy the related exercise price no later than 5:00 P.M., New York City time, on September 8, 2023).

Return of Unpurchased Shares
If any properly tendered Shares are not purchased under the Offer or are properly withdrawn before the Expiration Date upon the terms and subject to the conditions of the Offer, the Shares will be credited to the appropriate account maintained by the tendering stockholder at the Book-Entry Transfer Facility, without expense to the stockholder.
Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects
All questions as to the number of Shares to be accepted, the Purchase Price to be paid for Shares to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by us, in our sole discretion, and our determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. We reserve the absolute right to reject any or all tenders of any Shares that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any of the conditions of the Offer on or prior to the Expiration Date, or any defect or irregularity in any tender with respect to any particular Shares or any particular stockholder (whether or not we waive similar defects or irregularities in the case of other stockholders), and our interpretation of the terms of the Offer will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. In the event a condition is waived with respect to any particular stockholder, the same condition will be waived with respect to all stockholders. No tender of Shares will be deemed to have been properly made until all defects or irregularities have been cured by the tendering stockholder or waived by us. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Shares. None of the Company, the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in tenders, nor will any of the foregoing incur any liability for failure to give any such notification.
Tendering Stockholder’s Representation and Warranty; Our Acceptance Constitutes an Agreement
It is a violation of Exchange Act Rule 14e-4 for a person acting alone or in concert with others, directly or indirectly, to tender Shares for that person’s own account unless, at the time of tender and at the end of the proration period or period during which Shares are accepted by lot (including any extensions of such period), the person so tendering (i) has a “net long position” equal to or greater than the amount of Shares tendered in (a) Shares or (b) other securities convertible into or exchangeable or exercisable for Shares and, upon acceptance of the tender, will acquire the Shares by conversion, exchange or exercise and (ii) will deliver or cause to be delivered the Shares in accordance with the terms of the Offer. Rule 14e-4 also provides a similar restriction applicable to a tender on behalf of another person.
A tender of Shares in accordance with any of the procedures described above will constitute the tendering stockholder’s acceptance of the terms and conditions of the Offer, as well as the tendering stockholder’s representation and warranty to us that (i) the stockholder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Shares or equivalent securities at least equal to the Shares being tendered, and (ii) the tender of Shares complies with Rule 14e-4. Our acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and us on the terms and subject to the conditions of the Offer, which agreement will be governed by, and construed in accordance with, the laws of the State of New York.
A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right.
Any such tendering stockholder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering stockholder and shall not be affected by, and shall survive, the death or incapacity of such tendering stockholder.
4.	Withdrawal Rights
Except as otherwise provided in this Section 4, tenders of Shares pursuant to the Offer are irrevocable. Shares previously tendered pursuant to the Offer may be withdrawn at any time before the Expiration Date, pursuant to the procedures we describe below. If, following the Expiration Date, we have not accepted for payment the Shares you have tendered to us by 5:00 P.M., New York City time, on October 5, 2023, the 40th business day from the commencement of the Offer, you may also withdraw your Shares at any time thereafter.
If you are a registered holder of Shares, for a withdrawal to be effective, a notice of withdrawal, in written form, must be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the tendering stockholder, the number of Shares to be withdrawn and the name of the registered holder of the Shares. If Shares have been tendered pursuant to the procedures for book-entry transfer described in Section 3, the notice of withdrawal also must specify the name and the number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. If a stockholder has used more than one Letter of Transmittal or has otherwise tendered Shares in more than one group of Shares, the stockholder may withdraw Shares using either separate written notices of withdrawal or a combined written notice of withdrawal, so long as the information specified above is included.
If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide a written notice of withdrawal.
We will determine all questions as to the form and validity, including the time of receipt, of any notice of withdrawal, in our sole discretion, which determination will be final and binding on all parties absent a finding to the contrary by a court of competent jurisdiction. Neither we nor the Depositary, the Information Agent or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of the foregoing incur liability for failure to give any such notification. Withdrawals may not be rescinded, and any Shares properly withdrawn will be deemed not properly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered before the Expiration Date by again following one of the procedures described in Section 3. If we extend the Offer, are delayed in our purchase of Shares or are unable to purchase Shares pursuant to the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Shares on our behalf, and the Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in this Section 4. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.
If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, any notice of withdrawal must be delivered by that institution on your behalf. The Book-Entry Transfer Facility is expected to remain open until 5:00 p.m., New York City time, on the Expiration Date and institutions may be able to process withdrawals of Shares through the Book-Entry Transfer Facility during that time (although there can be no assurance that this will be the case). It will generally not be possible to direct such an institution to submit a written notice of withdrawal once that institution has closed for the day. You should consult with such institution on the procedures that must be complied with and the time by which such procedures must be completed to ensure that the institution has ample time to submit a written notice of withdrawal on your behalf prior to 5:00 p.m., New York City time, on the Expiration Date. Such notice of withdrawal must be in the form of the Book-Entry Transfer Facility’s notice of withdrawal, must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and must otherwise comply with the Book-Entry Transfer Facility’s procedures. Shares can be properly withdrawn only if the Depositary receives a written notice of withdrawal directly from the relevant institution that tendered the Shares through the Book-Entry Transfer Facility.

5.	Purchase of Shares and Payment of Purchase Price
Upon the terms and subject to the conditions of the Offer, promptly following the Expiration Date, we will accept for payment up to 5,714,285 Shares (or such greater number as we may elect to purchase, subject to applicable law). We may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer.
For purposes of the Offer, we will be deemed to have accepted for payment (and therefore be deemed to have purchased), subject to proration and conditional tender provisions of the Offer, Shares that are properly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Shares for payment pursuant to the Offer.
Upon the terms and subject to the conditions of the Offer, promptly after the Expiration Date, we will accept for payment and pay the Purchase Price per Share for all of the Shares accepted for payment in accordance with the Offer. In all cases, payment for Shares properly tendered and accepted for payment in accordance with the Offer will be made promptly, subject to possible delay due to proration, but only after timely receipt by the Depositary of:
•	a properly completed and duly executed Letter of Transmittal or an Agent’s Message in the case of book-entry transfer; and
•	any other documents required.
We will pay for Shares purchased pursuant to the Offer by depositing the aggregate purchase price for the Shares with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from us and transmitting payment to the tendering stockholders.
In the event of proration, the Depositary will determine the proration for each stockholder tendering Shares and pay for those tendered Shares accepted for payment as promptly as practicable after the Expiration Date. However, we expect that we will not be able to announce the final results of any proration or commence payment for any Shares purchased pursuant to the Offer until after the Expiration Date. Shares tendered and not purchased, including Shares not purchased due to proration or conditional tenders, in the case of Shares tendered by book-entry transfer, will be credited to the account maintained with the Book-Entry Transfer Facility by the participant who delivered the Shares, to the tendering stockholder promptly after the expiration or termination of the Offer at our expense.
Under no circumstances will interest be paid on the Purchase Price for the Shares, regardless of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Shares pursuant to the Offer. See Section 7.
We will pay all share transfer taxes, if any, payable on the transfer to us of Shares purchased pursuant to the Offer; provided, however, that if payment of the Purchase Price is to be made to, or (in the circumstances permitted by the Offer) if unpurchased Shares are to be registered in the name of, any person other than the registered holder, or if tendered Shares are registered in the name of any person other than the person signing the Letter of Transmittal, the amount of all share transfer taxes, if any (whether imposed on the registered holder or the other person), will be payable on account of the transfer to that person unless evidence satisfactory to us of the payment of the share transfer taxes, or exemption from payment of the share transfer taxes, is submitted. See Instruction 5 of the Letter of Transmittal.
6.	Conditional Tender of Shares
In the event of an over-subscription of the Offer, Shares properly tendered prior to the Expiration Date will be subject to proration. See Section 1. As discussed in Section 13, the number of Shares to be purchased from a particular stockholder may affect the tax treatment of the purchase to the stockholder and the stockholder’s decision whether to tender.
Accordingly, a stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to a Letter of Transmittal must be purchased if any Shares tendered are purchased. Any stockholder desiring to make a conditional tender must so indicate in the box entitled “Conditional Tender” in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering shareholder’s responsibility to calculate the minimum number of shares that must be purchased from the shareholder in order for the shareholder to qualify for sale or exchange (rather than distribution)

treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their own tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result for any shareholder tendering shares. We urge each stockholder to consult with his or her own financial or tax advisor with respect to the advisability of making a conditional tender.
Any tendering stockholder wishing to make a conditional tender must calculate and appropriately indicate the minimum number of Shares that must be purchased from that stockholder if any are to be purchased. After the Offer expires, if the number of Shares properly tendered and not properly withdrawn pursuant to the Offer is greater than 5,714,285 Shares (or such greater number as we may elect to purchase, subject to applicable law) so that we must prorate our acceptance of and payment for tendered Shares, we will calculate a preliminary proration percentage based upon all Shares properly tendered, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Shares to be purchased from any stockholder below the minimum number specified, the conditional tender will automatically be regarded as withdrawn (except as provided in the next paragraph). All Shares tendered by a stockholder subject to a conditional tender pursuant to the Letter of Transmittal and regarded as withdrawn as a result of proration will be returned as promptly as practicable after the Expiration Date.
After giving effect to these withdrawals, we will accept the remaining Shares properly tendered, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Shares to be purchased to fall below 5,714,285 (or such greater number as we may elect to purchase, subject to applicable law) then, to the extent feasible, we will select for purchase, by random lot selection, enough of the conditional tenders that would otherwise have been deemed withdrawn to permit us to purchase such number of Shares. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of its Shares and checked the appropriate box in the Letter of Transmittal. If you hold Shares through a broker, dealer, commercial bank, trust company or similar institution, you should consult that institution on the procedures you must comply with and the time by which such procedures must be completed in order for that institution to provide for purchase by random lot.
7.	Conditions of the Offer
Notwithstanding any other provision of the Offer, we will not be required to accept for payment, purchase or pay for any Shares tendered, and we may terminate or amend the Offer or may postpone the acceptance for payment of or the payment for Shares tendered, subject to Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer, if, at any time on or after the commencement of the Offer and prior to the Expiration Date, any of the following events have occurred (or are determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events (including any action or inaction by us), makes it inadvisable to proceed with the Offer or with acceptance for payment or payment for the Shares in the Offer:
•
there has been any action threatened, pending or taken, including any settlement, or any approval withheld, or any statute, rule, regulation, judgment, order or injunction invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the Offer or us or any of our subsidiaries, including any settlement, by any court, government or governmental, regulatory or administrative authority, agency or tribunal, domestic, foreign or supranational, that, in our reasonable judgment, seeks to or could directly or indirectly:

○
make illegal, or delay or otherwise directly or indirectly restrain, prohibit or otherwise affect the consummation of the Offer, the acquisition of some or all of the Shares pursuant to the Offer or otherwise relates in any manner to the Offer;

○	make the acceptance for payment of, or payment for, some or all of the Shares illegal or otherwise restrict or prohibit consummation of the Offer;
○	delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the Shares to be purchased pursuant to the Offer; or
○
materially and adversely affect our or our subsidiaries’ or our affiliates’ business, condition (financial or otherwise), income, operations or prospects, taken as a whole, or otherwise materially impair our ability to purchase some or all of the Shares pursuant to the Offer;

•	there has occurred any of the following:

○	any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market;
○	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory;
○	a material change in United States or any other currency exchange rates or a suspension of or limitation on the markets therefor;
○
the commencement or escalation of war, armed hostilities or other similar national or international calamity, including, but not limited to, any outbreak of a pandemic or contagious disease, an act of terrorism, directly or indirectly involving the United States, on or after August 9, 2023;

○	any material escalation of any war or armed hostilities which had commenced prior to August 9, 2023;
○
any limitation, whether or not mandatory, by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could materially affect, the extension of credit by banks or other lending institutions in the United States;

○
any change in the general political, public health, market, economic or financial conditions, domestically or internationally, that is reasonably likely to materially and adversely affect our business or the trading in the Shares; or

○	in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;
○	any default by the U.S. government on its debt;
○	a failure at a financial institution with which we maintain funds, causing us to lose access to such funds; or
○
a decrease of more than 10% in the market price of our common stock measured from the close of trading on August 8, 2023, the last trading day before we commenced the Offer, to the close of trading on any other trading day during the Offer, up to and including the close of trading on the Expiration Date, or a decrease of more than 5% in the general level of market prices for equity securities in the United States or the New York Stock Exchange Index, the Dow Jones Industrial Average, the Nasdaq Global Market Composite Index or Standard & Poor’s Composite Index of 500 Industrial Companies, in each case, measured from the close of trading on August 8, 2023;

○
a tender or exchange offer for any or all of the Shares (other than the Offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any subsidiary, has been proposed, announced, amended or otherwise modified by any person on or after August 9, 2023;

•	we learn that:
○
any entity, “group” (as that term is used in Section 13(d)(3) of the Exchange Act) or person has acquired or proposes to acquire beneficial ownership of more than 5% of the outstanding Shares, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than as and to the extent disclosed in a Schedule 13D or Schedule 13G filed with the SEC prior to August 9, 2023);

○
any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC prior to August 9, 2023, has acquired or proposes to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right, or otherwise (other than by virtue of the Offer made hereby), beneficial ownership of an additional 2% or more of the outstanding Shares;

○	any change in law or in the official interpretation or administration of law, or relevant position or policy of a governmental authority with respect to any laws, applicable to the Offer;

○
any person, entity or group has filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of the Shares, or has made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of our or their respective assets or securities;

○
any change or changes have occurred in our or our subsidiaries’ or affiliates’ business, condition (financial or otherwise), properties, assets, income, operations or prospects that, in our reasonable judgment, has or could have a material adverse effect on us or any of our subsidiaries or affiliates or the benefits of the Offer to us;

○
any approval, permit, authorization, favorable review or consent of any governmental entity required to be obtained in connection with the Offer shall not have been obtained on terms satisfactory to us in our reasonable discretion; or

○	the consummation of the Offer and the purchase of the Shares may cause the Shares to be delisted from Nasdaq or to be eligible for deregistration under the Exchange Act.
If any of the conditions referred to above are not satisfied, we may:
•	terminate the Offer and return all tendered Shares to the tendering stockholders;
•	extend the Offer and, subject to withdrawal rights as set forth in Section 4, retain all of the tendered Shares until the expiration of the Offer as so extended;
•
waive the condition or conditions and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date, subject to proration; or

•	delay acceptance for payment or payment for Shares, subject to applicable law, until satisfaction or waiver of the conditions to the Offer.
The conditions referred to above are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time and from time to time in our reasonable discretion on or prior to the Expiration Date, subject to applicable laws. Our failure at any time to exercise any of the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time. In certain circumstances, if we waive any of the conditions described above, we may be required to extend the Expiration Date. Any determination by us concerning the events described above will be final and binding on all parties. See Section 14.
8.	Price Range of Shares; Dividends
The Shares are listed and traded on Nasdaq under the trading symbol “KTTA.” The following table sets forth, for the fiscal quarters indicated, the high and low prices of the Shares on Nasdaq:
	High	Low
Year ended December 31, 2021
Third Quarter	$4.10	$2.65
Fourth Quarter	$8.50	$1.39
Year ended December 31, 2022
First Quarter	$1.83	$0.93
Second Quarter	$1.35	$0.81
Third Quarter	$1.54	$0.96
Fourth Quarter	$1.33	$0.54
Year ended December 31, 2023
First Quarter	$0.80	$0.36
Second Quarter	$0.64	$0.31
We have never paid dividends on our common stock.
On August 8, 2023, one trading day before the commencement of the Offer, the last closing sale price of the Shares on Nasdaq was $0.585 per Share. Stockholders are urged to obtain current market quotations for the Shares.

9.	Source and Amount of Funds
We intend to pay for the Shares and fees and expenses applicable to the Offer with cash on hand, and, accordingly, no alternative financing plan is required. Assuming that the Offer is fully subscribed, the aggregate amount paid to holders of common stock in exchange for their properly tendered Shares will be approximately $4,000,000. If the Offer is fully subscribed, we expect that the aggregate price for Shares purchased in the Offer, together with all related fees and expenses, will be approximately $4,250,000.
We currently intend to cancel and retire Shares purchased pursuant to the Offer. Such Shares will return to the status of authorized and unissued shares and will be available for us to issue without further stockholder action for all purposes except as required by applicable law and regulation or the rules of Nasdaq. We have no current plans for the issuance of the Shares purchased in this Offer.
10.	Certain Information Concerning Us
General
We were incorporated in the State of Delaware on May 12, 2020. We are a biotechnology company primarily focused on the discovery, research and development of innovative treatments for central nervous system (CNS) disorders and RASopathies. Our primary operations are focused on developing our lead therapeutic candidate, PAS-004, a macrocyclic MEK inhibitor for potential use in a range of CNS-related indications, including neurofibromatosis type 1 (NF1), as well as Noonan syndrome, lamin A/C cardiomyopathy and certain oncology indications. PAS-004 has completed pre-clinical testing and animal toxicology studies to support an Investigational New Drug application with the U.S. Food and Drug Administration that we plan to file in the second half of 2023 to study PAS-004 for the treatment of NF1. Assuming our investigational new drug (IND) is accepted by the Food and Drug Administration (FDA), we anticipate initiating our first-in-human Phase 1 clinical trial in healthy volunteers, as soon as possible after the acceptance of our IND. We are also focused on the development of our discovery programs through lead identification of drug candidates, including PAS-003, a monoclonal antibody targeting a5b1 integrin for the treatment of amyotrophic lateral sclerosis (ALS), PAS-002, a DNA vaccine targeting GlialCAM for the treatment of multiple sclerosis (MS), and PAS-001, a small molecule targeting the compliment component 4 (C4) gene for the treatment of schizophrenia.
Our corporate headquarters are located at 1111 Lincoln Road, Suite 500, Miami Beach, Florida 33139. Our telephone number is (702) 514-4174. We maintain a website at www.pasithea.com to which we post copies of our press releases as well as additional information about us. Our filings with the SEC are available free of charge through our website as soon as reasonably practicable after being electronically filed with or furnished to the SEC. Information contained in our website is not a part of, nor incorporated by reference into, this Offer or our other filings with the SEC, and should not be relied upon.
Availability of Reports and Other Information
We are subject to the informational filing requirements of the Exchange Act, which obligate us to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. As required by Exchange Act Rule 13e-4(c)(2), we have also filed with the SEC the Schedule TO, which includes additional information relating to the Offer.
These reports, statements and other information, including the Schedule TO and documents incorporated by reference, are available to the public on the SEC’s site at www.sec.gov. This website address is not intended to function as a hyperlink, and the information contained on the SEC’s website is not incorporated by reference in this Offer to Purchase and it should not be considered to be a part of this Offer to Purchase.
Incorporation by Reference
The rules of the SEC allow us to “incorporate by reference” information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us, and we incorporate them by reference (other than any portions of the respective filings that were furnished to, rather than filed with, the SEC under applicable SEC rules):

SEC Filings	Date Filed
Annual Report on Form 10-K for the fiscal year ended December 31, 2022	March 30, 2023, as amended on April 4, 2023
Quarterly Reports on Form 10-Q	May 12, 2023
Current Reports on Form 8-K	January 24, 2023; July 20, 2023 (each such 8-Ks filed on this date)
Any statement contained in any document incorporated by reference into this Offer to Purchase shall be deemed to be modified or superseded to the extent that an inconsistent statement is made in this Offer to Purchase or any subsequently filed document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.
You can obtain any of the documents incorporated by reference in this document from us or from the SEC’s website at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents, at our principal executive offices located at Pasithea Therapeutics Corp., 1111 Lincoln Road, Suite 500, Miami Beach, FL 33139. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will promptly mail them to you by first class mail, or another equally prompt means. You may also find additional information by visiting our website at www.pasithea.com. Information on our website does not form part of the Offer and is not incorporated by reference in this Offer to Purchase.
11.	Interests of Directors and Executive Officers; Transactions and Arrangements Concerning the Shares
A list of our directors and executive officers as of August 9, 2023, is attached to this Offer to Purchase as Schedule I.
Beneficial Ownership
As of August 8, 2023, we had 26,143,407 issued and outstanding Shares. The 5,714,285 Shares that we are offering to purchase hereunder represent approximately 21.9% of the total number of our issued and outstanding Shares as of August 8, 2023. If the Offer is fully subscribed, we would have approximately 20,429,122 Shares outstanding immediately following the purchase of Shares tendered in the Offer. The actual number of Shares outstanding immediately following completion of the Offer will depend on the number of Shares tendered and purchased in the Offer.
Our directors and executive officers are entitled to participate in the Offer on the same basis as all other stockholders. However, our directors and executive officers have informed us that they will not tender any of their Shares in the Offer.
The following table sets forth certain information with respect to the beneficial ownership of our Shares by each of our directors and executive officers, individually and as a group (seven persons), as of August 8, 2023. The number of Shares beneficially owned is determined under rules of the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any Shares as to which the individual has either sole or shared voting power or investment power and also any Shares that the individual has the right to acquire within 60 days through the exercise of any stock option or other right. The individuals set forth in the table below, collectively, beneficially own approximately 10.7% of our outstanding Shares as of August 8, 2023.
Assuming we purchase 5,714,285 Shares and that our directors and executive officers do not tender any Shares pursuant to the Offer, then, after the Offer, our directors and executive officers as a group will beneficially own approximately 13.6% of the total issued and outstanding Shares.
Under the terms of certain of our outstanding warrants and shares of preferred stock, holders may not exercise the warrants to the extent such exercise would cause such holder, together with its affiliates, to beneficially own a number of shares of our common stock which would exceed 4.99% or 9.99%, as applicable, of our then outstanding common stock following such exercise, excluding for purposes of such determination common stock issuable upon exercise of the warrants which have not been exercised. The number of shares of common stock beneficially owned do not reflect these limitations.

Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the Shares set forth in the following table. Unless otherwise noted, the address of each person is c/o Pasithea Therapeutics Corp., 1111 Lincoln Road, Suite 500, Miami Beach, FL 33139.
	Shares Beneficially Owned
Name and Address	Number	Percent
5%+ Stockholders:
PD Joint Holdings, LLC(1)	3,408,696	12.7%
Directors and Executive Officers:
Dr. Tiago Reis Marques(2)	852,542	3.2%
Daniel Schneiderman(3)	—	*
Dr. Graeme Currie(4)	125,000	*
Prof. Lawrence Steinman(5)	1,627,174	6.2%
Dr. Emer Leahy(6)	100,000	*
Simon Dumesnil(7)	150,000	*
Alfred Novak(8)	—	*
All current directors and executive officers as a group (seven persons)	2,854,716	10.7%
*	Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.
(1)
Consists of (i) 2,608,696 Shares and (ii) 800,000 Shares issuable upon the exercise of a warrant held directly by PD Joint Holdings, LLC Series 2016-A. All share information is based on information disclosed in a statement on Schedule 13G filed with the SEC on February 15, 2023 on behalf of Paul B. Manning, Bradford Manning, PD Joint Holdings, LLC, Series 2016-A, and Tiger Lily Capital, LLC. The business address for each person and entity named in this footnote is 200 Garrett Street, Suite S, Charlottesville, Virginia 22902.

(2)
Includes (i) 735,874 Shares and (ii) 116,668 Shares issuable upon exercise of vested stock options. Excludes (i) stock options exercisable for 83,332 Shares that are not exercisable within 60 days of August 8, 2023 and (ii) restricted stock units for 83,332 Shares that will not vest within 60 days of August 8, 2023.

(3)	Excludes stock options exercisable for 300,000 Shares that are not exercisable within 60 days of August 8, 2023.
(4)	Includes 125,000 Shares issuable upon exercise of vested stock options. Excludes stock options exercisable for 175,000 Shares that are not exercisable within 60 days of August 8, 2023.
(5)	Includes (i) 1,327,174 Shares, (ii) 200,000 Shares issuable upon exercise of warrants, and (iii) 100,000 Shares issuable upon exercise of vested stock options.
(6)	Includes 100,000 Shares issuable upon exercise of vested stock options.
(7)	Includes (i) 50,000 Shares and (ii) 100,000 Shares issuable upon exercise of vested stock options.
(8)	Excludes stock options exercisable for 100,000 Shares that are not exercisable within 60 days of August 8, 2023.
Securities Transactions
Based on our records and on information provided to us by our directors, executive officers, affiliates and subsidiaries, and to the best of our knowledge, none of our directors, executive officers, or affiliates has effected any transactions involving the Shares during the 60 days prior to the date hereof, except for Prof. Lawrence Steinman’s purchase of 30,000 Shares at a weighted average price of $0.431 in open market transactions on June 2, 2023. The Company has not effected any transactions involving the Shares during the 60 days prior to the date hereof.
Arrangements Concerning the Shares
Alpha-5 Agreement
On June 21, 2022, we entered into a Membership Interest Purchase Agreement (the “Alpha-5 Purchase Agreement”) with PD Joint Holdings, LLC Series 2016-A and Prof. Lawrence Steinman (the “Alpha-5 Sellers”), pursuant to which the Alpha-5 Sellers sold all of the issued and outstanding equity of Alpha-5 integrin, LLC, a Delaware limited liability (“Alpha-5”) to us. The Alpha-5 Sellers were the sole title and beneficial owners of 100% of the equity interests of Alpha-5. In consideration of the equity of Alpha-5, the Alpha-5 Sellers became entitled to receive (i) an aggregate of 3,260,870 Shares, (ii) an aggregate of 1,000,000 warrants to purchase Shares at an exercise price of $1.88 per Share, and (iii) contingent earn-out payments of an aggregate of 2% to 4% of net sales generated from the sale of a drug currently in development by Alpha-5.
The Alpha-5 Purchase Agreement contains a standstill provision, which states that so long as either Alpha-5 Seller owns at least 5% of our outstanding common stock, such Alpha-5 Seller shall not, without the prior written consent of our Board of Directors, acquire any additional shares of our common stock or any other securities of the Company which have voting rights or are convertible into our common stock or other security of the Company which have voting rights.
AlloMek Agreements
On October 11, 2022, we entered into a Membership Interest Purchase Agreement, dated October 11, 2022 (the “AlloMek Purchase Agreement”), by and among the Company, AlloMek Therapeutics, LLC, a Delaware limited liability company (“AlloMek”), the persons listed on Schedule 1.1 thereto (each individually an “AlloMek Seller” and collectively, the “AlloMek Sellers”), and Uday Khire, not individually but in his capacity as the representative of the AlloMek Sellers, pursuant to which the AlloMek Sellers sold all of the issued and outstanding equity of AlloMek to us. The AlloMek Sellers were the sole title and beneficial owners of 100% of the equity interests of AlloMek. In consideration of the sale of the equity of AlloMek, the AlloMek Sellers received (i) an aggregate of 2,700,000 Shares, (ii) an aggregate of 1,000,000 warrants to purchase Shares at an exercise price of $1.88 per Share, which may be exercised on a cashless basis, for a period of five years commencing on the date of issuance, (iii) a cash payment in the amount of $1,050,000, (iv) the right to certain milestone payments in an amount up to $5,000,000, and (v) the right to contingent earn-out payments ranging from 3% to 5% of net sales of the Drug (as defined in the AlloMek Purchase Agreement, filed as Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on October 12, 2022) depending on the amount of such net sales in the applicable measurement period.
In connection with the AlloMek Purchase Agreement, each of the AlloMek Sellers entered into a two year Lock-up Agreement (collectively, the “AlloMek Lock-Up Agreements”) with the Company regarding the Shares received by the AlloMek Sellers pursuant to the AlloMek Purchase Agreement (the “AlloMek Restricted Shares”). On October 11, 2023, the restrictions contained in the AlloMek Lock-Up Agreements will terminate with regard to 1,350,000 AlloMek Restricted Shares, and then in each subsequent month, the restrictions will cease with regard to 112,500 AlloMek Restricted Shares.
Additionally, the AlloMek Sellers agreed that, with respect to the AlloMek Restricted Shares for which the transfer restrictions set forth in the AlloMek Lock-up Agreements have lapsed (the “AlloMek Unrestricted Shares”), solely during the three-month period immediately following such lapse, the AlloMek Sellers will not sell more than 10% of the average daily trading volume for the Company’s common stock on the applicable securities exchange for the three month period prior to the date on which the AlloMek Seller executes a trade for the AlloMek Unrestricted Shares.
Camac Group Agreement
On December 9, 2022, we entered into a Settlement and Cooperation Agreement (“Settlement Agreement”) with certain plaintiffs related to Camac Capital, LLC (the “Camac Group”). The Settlement Agreement provided, among other things, that the Camac Group would sell to the Company 3,205,282 Shares beneficially owned by the Camac Group at a purchase price determined by the trailing 5-day Volume-Weighted Average Price (VWAP) for the period encompassing November 30, 2022, through December 6, 2022 (which price is $1.0003 per Share). We also agreed to reimburse the Camac Group’s expenses up to $689,491. From the date of the Settlement Agreement until the date that is three years after our 2023 annual meeting of stockholders, the Camac Group is subject to standstill restrictions which prohibits it from, among other things, (i) supporting proxy contests and other activism campaigns, calling special meetings, and related matters, (ii) participating or supporting any change of control transaction of the Company or (iii) acquiring any securities of the Company (as more fully described in the Settlement Agreement, filed as Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 14, 2022).
Incentive Plan
We are authorized to grant stock options and other cash and stock awards under our 2021 Incentive Plan. The Compensation Committee of our Board of Directors determines the recipients of the equity awards, the type of awards, the required performance measures, and the timing and duration of each grant, including the vesting schedule thereof. As of August 8, 2023, an aggregate of 567,785 Shares remained available for future awards under our equity incentive plan, 1,980,000 Shares were subject to currently outstanding stock options and 99,999 Shares were subject to currently outstanding restricted stock units.

The foregoing descriptions of the Purchase Agreements, Settlement and Cooperation Agreement, and 2021 Incentive Plan are qualified in their entirety by reference to the text of the respective agreements, copies of which have been filed with the SEC.
Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Shares, other than in the Offer, until at least ten business days after the Expiration Date, except pursuant to certain limited exceptions provided in Exchange Act Rule 14e-5. There can be no assurance that we will repurchase shares in the future.
12.	Certain Legal Matters; Regulatory Approvals
We are not aware of any license or regulatory permit that is reasonably likely to be material to our business that might be adversely affected by our acquisition of Shares as contemplated in the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Shares as contemplated by the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of Shares tendered pursuant to the Offer pending the outcome of any such matter, subject to our right to decline to purchase Shares if any of the conditions in Section 7 have occurred or are deemed by us to have occurred or have not been waived. We cannot predict whether we would be required to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter. We cannot assure you that any approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. If certain types of adverse actions are taken with respect to the matters discussed above, or certain approvals, consents, licenses or permits identified above are not obtained, we can decline to accept for payment or pay for any Shares tendered. See Section 7.
13.	Certain U.S. Federal Income Tax Considerations
The following discussion is a summary of certain U.S. federal income tax considerations of participating in the Offer. This discussion applies only to beneficial owners of Shares that are “Non-U.S. Holders,” or “U.S. Holders,” each as defined below, that hold Shares as “capital assets” within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment). This discussion is based upon the provisions of the Code, Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof, which are subject to change or differing interpretations, possibly with retroactive effect. We have not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following summary, and there can be no assurance that the IRS will agree with such statements and conclusions and participation in the Offer may result in a different tax result than what is stated in the Offer.
This discussion also does not address the tax considerations arising under the laws of any U.S. state or local or any non-U.S. jurisdiction, estate or gift tax, the Medicare tax on net investment income or any alternative minimum tax consequences. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:
•	insurance companies;
•	tax-exempt organizations or governmental organizations;
•	brokers, dealers, or traders in securities or currencies;
•	traders in securities that make mark-to-market elections with respect to Shares;
•	tax qualified retirement plans;
•	banks or other financial institutions;
•	real estate investment trusts;
•	regulated investment companies;

•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	“qualified foreign pension funds” as defined in Section 897(l)(2) of the Code and entities all of the interests of which are held by qualified foreign pension funds;
•	grantor trusts;
•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons deemed to sell our Shares under the constructive sale provisions of the Code;
•	persons that hold Shares as part of a hedge, straddle, conversion, constructive sale or other integrated transaction;
•	persons who hold Shares as “qualified small business stock” within the meaning of Section 1202 or Section 1045 of the Code;
•	persons who hold or receive our Shares pursuant to the exercise of any employee stock option or otherwise as compensation; or
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to Shares being taken into account in an applicable financial statement.
This summary also does not address the tax consequences of transactions effectuated before, after, or concurrently with the Offer (whether or not any such transactions are consummated in connection with the Offer), including, without limitation, any transaction in which Shares are involved, or the tax consequences to holders of any other interest in the Company, including options or similar rights to acquire Shares.
In addition, this discussion does not address the tax treatment of partnerships or other entities or arrangements that are treated as pass-through entities for U.S. federal income tax purposes or persons that hold Shares through partnerships or other pass-through entities or arrangements. Accordingly, partnerships or other passthrough entities or arrangements that hold Shares and partners in such partnerships or pass-through entities or arrangements should consult their tax advisors regarding the U.S. federal income tax consequences to them.
As used herein, the term “U.S. Holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is or is treated as any of the following:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a U.S. court and all substantial decisions of which are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

As used herein, a “Non-U.S. Holder” is a beneficial holder of Shares that is neither a “U.S. Holder” nor an entity treated as a partnership for U.S. federal income tax purposes.
Investors are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situation, as well as any tax consequences to them of participating in the Offer arising under U.S. federal estate or gift tax rules or under the laws of any U.S. state or local or any non-U.S. or other taxing jurisdiction or under any applicable tax treaty.
Non-Participation in the Offer
The Offer generally will not result in any U.S. federal income tax consequences to stockholders that do not tender any Shares in the Offer.

U.S. Holders – Tender of Shares Pursuant to the Offer
Characterization of the Purchase—Distribution vs. Sale Treatment. The exchange of Shares for cash pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder that participates in the Offer will be treated, depending on such U.S. Holder’s particular circumstances, either as recognizing gain or loss from the disposition of the Shares or as receiving a distribution from us as described in more detail below.
Under the stock redemption rules of Section 302 of the Code, a U.S. Holder will recognize gain or loss on an exchange of Shares for cash if the exchange: (a) results in a “complete redemption” of all such U.S. Holder’s equity interest in the Company, (b) results in a “substantially disproportionate” redemption with respect to such U.S. Holder, or (c) is “not essentially equivalent to a dividend” with respect to the U.S. Holder (together, the “Section 302 tests”). In applying the Section 302 tests, a U.S. Holder must take into account stock that such U.S. Holder constructively owns under certain attribution rules, pursuant to which the U.S. Holder will be treated as owning Shares owned by certain family members (except that in the case of a “complete redemption” a U.S. Holder may waive, under certain circumstances, attribution from family members) and related entities and Shares that the U.S. Holder has the right to acquire by exercise of an option. An exchange of Shares for cash will be a substantially disproportionate redemption with respect to a U.S. Holder if (i) the percentage of voting stock owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer) and (ii) the percentage (determined by reference to fair market value) of the then-outstanding common stock (voting or nonvoting) owned (directly and by attribution) by such U.S. Holder in the Company immediately after the exchange (and other exchanges made pursuant to the Offer) is less than 80% of the same percentage owned (directly and by attribution) by such U.S. Holder in the Company immediately before the exchange (and other exchanges made pursuant to the Offer). If an exchange of Shares for cash fails to satisfy the “substantially disproportionate” test, the U.S. Holder nonetheless may satisfy the “not essentially equivalent to a dividend” test. An exchange of Shares for cash will generally satisfy the “not essentially equivalent to a dividend” test if it results in a “meaningful reduction” of the U.S. Holder’s equity interest in the Company. An exchange of Shares for cash that results in any reduction of the proportionate equity interest in the Company held by a U.S. Holder with a relative equity interest that is minimal and who does not exercise any control over or participate in the Company’s management should generally be treated as “not essentially equivalent to a dividend.” U.S. Holders are urged to consult their tax advisors regarding the application of the rules of Section 302 in their particular circumstances.
We cannot predict whether any particular U.S. Holder will be subject to sale or exchange treatment, on the one hand, or distribution treatment, on the other hand. Contemporaneous dispositions or acquisitions of Shares (pursuant to the Offer or otherwise, including market sales and purchases) by a U.S. Holder or related individuals or entities may be deemed to be part of a single integrated transaction and may be taken into account in determining whether the Section 302 tests have been satisfied. Each U.S. Holder should be aware that because proration may occur in the Offer, even if all the Shares actually and constructively owned by a U.S. Holder are tendered pursuant to the Offer, fewer than all of such Shares may be purchased by us. Consequently, we cannot assure you that a sufficient number of any particular U.S. Holder’s Shares will be purchased to ensure that this purchase will be treated as a sale or exchange, rather than as a distribution, for U.S. federal income tax purposes pursuant to the rules discussed herein. Accordingly, a tendering U.S. Holder may choose to submit a “conditional tender” under the procedures described in Section 6, which allows the U.S. Holder to tender Shares subject to the condition that a specified minimum number of the U.S. Holder’s Shares must be purchased by us if any such Shares so tendered are purchased.
Sale or Exchange Treatment. If a U.S. Holder is treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of the Shares for cash, such gain or loss will be equal to the difference, if any, between the amount of cash received and such U.S. Holder’s tax basis in the Shares exchanged therefor. Generally, a U.S. Holder’s tax basis in the Shares will be equal to the cost of the Shares to the U.S. Holder reduced by any previous returns of capital. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holding period of the Shares by such tendering U.S. Holder exceeds one year as of the date of the exchange. Long-term capital gain is currently subject to a reduced rate of tax for non-corporate U.S. Holders (including individuals). The deductibility of capital losses is subject to limitations. A U.S. Holder must calculate gain or loss separately for each block of Shares (generally, Shares acquired at the same cost in a single transaction). A U.S. Holder may be able to designate which blocks of Shares it wishes to tender and the order in which different blocks will be purchased in the event that less than all of its Shares are tendered. Holders of Shares that own separate blocks of Shares should consult their tax advisor with respect to these rules.
Distribution Treatment. If a U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss from the “sale or exchange” of Shares for cash, the entire amount of cash received by such U.S. Holder pursuant to the Offer will be treated as a distribution by the Company with respect to the U.S. Holder’s Shares. The amount of any distribution made to a U.S. Holder with respect to Shares generally will be included in such holder’s gross income as dividend income in the year actually or constructively received by the U.S. Holder, but only to the extent that the distribution is paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Distributions in excess of our current and accumulated earnings and profits will be treated first as a non-taxable return of capital, thereby reducing the U.S. Holder’s adjusted tax basis (but not below zero) in the Shares and thereafter as either long-term or short-term capital gain, as applicable. Any remaining tax basis in the Shares tendered will be transferred to any remaining Shares held by such U.S. Holder.
To the extent that cash received in exchange for Shares is treated as a dividend to a corporate U.S. Holder, (i) it generally will be eligible for a dividends-received deduction (subject to certain requirements and limitations) and (ii) it may be subject to the “extraordinary dividend” provisions of the Code. Corporate U.S. Holders should consult their tax advisors concerning the availability of the dividends-received deduction and the application of the “extraordinary dividend” provisions of the Code in their particular circumstances.
The determination of whether a corporation has current or accumulated earnings or profits is complex and the legal standards to be applied are subject to uncertainties and ambiguities. Additionally, whether a corporation has current earnings and profits can be determined only at the end of the taxable year. Accordingly, if the sale of Shares pursuant to the Offer is treated as a distribution rather than a sale or exchange under Section 302 of the Code, the extent to which such sale is treated as a dividend is unclear.
Non-U.S. Holders – Tender of Shares Pursuant to the Offer
Sale or Exchange Treatment. Gain realized by a Non-U.S. Holder on a sale of Shares for cash pursuant to the Offer generally will not be subject to U.S. federal income tax if the sale is treated as a “sale or exchange” under the Section 302 tests described above under “U.S. Holders—Tender of Shares Pursuant to Offer—Characterization of the Purchase—Distribution vs. Sale Treatment” unless: (i) that gain is effectively connected with the conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment) by a Non-U.S. Holder; (ii) the Non-U.S. Holder is a non-resident alien individual who is present in the United States for 183 days or more in the taxable year of that disposition (as calculated pursuant to Section 7701(b) of the Code), and certain other conditions are met; or (iii) the Company is or has been a “U.S. real property holding corporation” during the five-year period preceding such sale or exchange (or the Non-U.S. Holder’s holding period, if shorter) for U.S. federal income tax purposes (“USRPHC”). The Company believes that it currently is not, and has not been during the applicable period, a USRPHC.
If a Non-U.S. Holder is an individual subject to clause (i) of the preceding paragraph, the Non-U.S. Holder will generally be subject to tax on a net income basis at the regular graduated U.S. federal income tax rates as if such Non-U.S. Holder were a U. S. Holder. If a Non-U.S. Holder is a corporation subject to clause (i) of the preceding paragraph, it will be subject to tax in the same manner as if it were a U.S. Holder and, in addition, the Non-U.S. Holder may be subject to the branch profits tax at a rate equal to 30% of its effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty. If the Non-U.S. Holder is an individual described in clause (ii) of the preceding paragraph, the Non-U.S. Holder will generally be subject to a flat 30% tax on the gain (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by U.S. source capital losses even though the Non-U.S. Holder is not considered a resident of the United States, provided the Non-U.S. Holder has timely filed U.S. federal income tax returns with respect to such losses. In the event we are determined to be a USRPHC, as long as our Shares are regularly traded on an established securities market, gain from the disposition of the Shares will be subject to taxation under clause (iii) only with respect to a Non-U.S. Holder that actually or constructively held more than 5% of our Shares at any time during the applicable period. If gain on the disposition of Shares were subject to taxation under clause (iii) above, the Non-U.S. Holder would be subject to regular United States federal income tax with respect to such gain in generally the same manner as a U.S. Holder.

Distribution Treatment. If a Non-U.S. Holder is not treated under the Section 302 tests as recognizing gain or loss on a “sale or exchange” of Shares for cash, the entire amount of cash received by such Non-U.S. Holder pursuant to the Offer (including any amount withheld, as discussed below) will be treated as a distribution by us with respect to the Non-U.S. Holder’s Shares. The treatment for U.S. federal income tax purposes of such distribution as a dividend, tax-free return of capital, or gain from the sale or exchange of shares will be determined in the manner described above under “U.S. Holders—Tender of Shares Pursuant to Offer—Distribution Treatment.” Except as described in the following paragraphs, to the extent that amounts received by the Non-U.S. Holder are treated as dividends, such dividends will be subject to U.S. federal withholding tax at a rate of 30% (or a lower rate specified in an applicable income tax treaty).
If a Non-U.S. Holder is engaged in a trade or business in the United States and the dividend with respect to the Shares is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a permanent establishment in the United States), then the Non-U.S. Holder generally will be subject to U.S. federal income tax on those dividends on a net income basis (and such dividends will be exempt from the 30% U.S. federal withholding tax, provided certain certification and disclosure requirements are satisfied) in the same manner as if received by a U.S. Holder. Any such effectively connected income received by a non-U.S. corporation may be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate). To claim the exemption from withholding for income that is effectively connected with the Non-U.S. Holder’s trade or business within the United States, the Non-U.S. Holder must furnish to the Company’s paying agent a properly executed IRS Form W-8ECI (or applicable successor form).
A Non-U.S. Holder of Shares who wishes to claim the benefit of a reduced rate of U.S. withholding tax under an applicable treaty for dividends that are not effectively connected with the conduct of a trade or business within the United States must furnish to the Company’s paying agent a valid IRS Form W-8BEN or IRS Form W-8BEN-E (or applicable successor form) certifying that such holder is not a United States person as defined under the Code and such holder’s qualification for the reduced rate. A Non-U.S. Holder that is an individual and that wishes to claim a reduced tax rate under an applicable income tax treaty generally must include a Social Security Number (if applicable) or its individual Taxpayer Identification Number. Special certification and other requirements apply to certain Non-U.S. Holders that hold Shares through certain non-U.S. intermediaries or are pass-through entities rather than corporations or individuals. If a Non-U.S. Holder is eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty, it may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.
Withholding For Non-U.S. Holders. Because, as described above, it is unclear whether the cash received by a Non-U.S. Holder in connection with the Offer will be treated (i) as proceeds of a sale or exchange or (ii) as a distribution, the Company intends to treat such payment as a dividend distribution for withholding purposes. Accordingly, payments to Non-U.S. Holders will be subject to withholding at a rate of 30% of the gross proceeds paid, unless the Non-U.S. Holder establishes an entitlement to a reduced or zero rate of withholding by timely completing, under penalties of perjury, the applicable IRS Form W-8. In order to obtain a reduced or zero rate of withholding pursuant to an applicable income tax treaty, a Non-U.S. Holder must deliver to the Depositary, before the payment is made to such Non-U.S. Holder, a properly completed and executed IRS Form W-8BEN (or other applicable IRS Form W-8) claiming such an exemption or reduction. In order to obtain an exemption from withholding on the grounds that the gross proceeds paid pursuant to the Offer are effectively connected with the conduct of a trade or business within the United States, a Non-U.S. Holder must deliver to the Depositary before the payment is made to it a properly completed and executed IRS Form W-8ECI. To the extent Non-U.S. Holders tender Shares held in a United States brokerage account or otherwise through a United States broker, dealer, commercial bank, trust company, or other nominee, such Non-U.S. Holders should consult such United States broker or other nominee and their own tax advisors to determine the particular withholding procedures that will be applicable to them.
A Non-U.S. Holder may be eligible to obtain a refund of all or a portion of any U.S. federal tax withheld if such stockholder meets the “complete redemption,” “substantially disproportionate” or “not essentially equivalent to a dividend” tests described above under “U.S. Holders— Tender of Shares Pursuant to Offer—Characterization of the Purchase—Distribution vs. Sale Treatment” or if the stockholder is entitled to a reduced or zero rate of withholding pursuant to any applicable income tax treaty and a higher rate was withheld.

Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal income tax consequences of participation in the Offer, including the application of U.S. federal income tax withholding rules, eligibility for a reduction of or an exemption from withholding tax, and the procedures for obtaining any available refund, as well as the applicability and effect of state, local, foreign and other tax laws.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such Sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our Shares (including, for this purpose, any sale or exchange of Shares treated as a distribution for withholding purposes as described above under “Non-U.S. Holders—Tender of Shares Pursuant to Offer—Withholding For Non-U.S. Holders”), or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our Shares paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence, reporting and withholding obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence, reporting and withholding requirements in (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it will undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Accordingly, the entity through which our Shares are held will affect the determination of whether such withholding is required. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. The FATCA withholding tax will apply to all withholdable payments without regard to whether the beneficial owner of the payment would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law. The FATCA withholding tax generally will be creditable against the withholding described in “Non-U.S. Holders—Tender of Shares Pursuant to Offer”. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their participation in the Offer.
Proposed U.S. Treasury Regulations have eliminated the application of FATCA withholding to payments of gross proceeds from the disposition of a stock interest in a domestic corporation (such as the Shares). Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Non-U.S. Holders should consult with their tax advisors regarding the possible implications of these rules.
Backup Withholding and Information Reporting
In general, payments of the proceeds of an exchange of Shares pursuant to the Offer to U.S. Holders are subject to information reporting and U.S. Holders may be subject to backup withholding at a statutory rate (currently 24%) unless the U.S. Holder furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 (or successor form) or otherwise establishes that it is exempt from backup withholding. Each U.S. Holder is required to make such certifications by including a completed and signed copy of IRS Form W-9 that is included as part of the Letter of Transmittal.
Information returns are required to be filed with the IRS in connection with any distributions on the Shares paid to the Non-U.S. Holder, regardless of whether any tax was actually withheld. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement with the tax authorities of the country in which the Non-U.S. Holder resides or is established. Backup withholding, however, generally will not apply to the proceeds payable to a Non-U.S. Holder of Shares provided that the Non-U.S. Holder certifies its non-U.S. status, such as by furnishing to the Company or its paying agent a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, or otherwise establishes an exemption.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a Non-U.S. Holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. Each holder should consult with his, her or its tax advisors regarding the application of backup withholding in his, her or its particular circumstances and the availability of, and procedures for obtaining, an exemption from backup withholding under current Treasury Regulations.
THE TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY, IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSEQUENCES RELATING TO PARTICIPATING IN THE OFFER AND IS NOT TAX ADVICE. YOU ARE URGED TO CONSULT YOUR TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN AND OTHER TAX LAWS AND TREATIES.
14.	Extension of the Offer; Termination; Amendment
We expressly reserve the right to change the Purchase Price and to extend the period of time the Offer is open and delay acceptance for payment of, and payment for, any Shares by giving oral or written notice of such extension to the Depositary and making a public announcement of such extension. During any such extension, all Shares previously tendered and not properly withdrawn will remain subject to the Offer and to the rights of a tendering stockholder to withdraw such stockholder’s Shares.
We also expressly reserve the right, in our sole discretion, not to accept for payment and not to pay for any Shares not previously accepted for payment or paid for, subject to applicable law, to postpone payment for Shares or terminate the Offer upon the occurrence of any of the conditions specified in Section 7 by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Shares that we have accepted for payment is limited by Exchange Act Rule 13e-4(f)(5), which requires that we must pay the consideration offered or return the Shares tendered promptly after termination or withdrawal of the Offer.
Subject to compliance with applicable law, we further reserve the right, in our reasonable discretion, and regardless of whether any of the events set forth in Section 7 have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by changing the Purchase Price or by increasing or decreasing the number of Shares sought in the Offer. Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment shall be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated as promptly as practicable to stockholders in a manner reasonably designed to inform stockholders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release to the PR Newswire or comparable service.
If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Exchange Act Rules 13e-4(e)(3) and 13e-4(f)(1). This rule and related releases and interpretations of the SEC provide that the minimum period during which an Offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information. If:
•
we increase or decrease the Purchase Price or the number of Shares sought in the Offer (but, in the event of an increase, only if we increase the number of Shares sought by more than 2% of the outstanding Shares); and

•
the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of such an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, then, in each case, the Offer will be extended until the expiration of the period of at least ten business days from, and including, the date of such notice.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or Federal holiday and consists of the time period from 12:01 A.M. through one minute after 11:59 P.M., New York City time.

In accordance with the rules of the SEC, if more than 5,714,285 Shares are properly tendered in the Offer, we may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares without extending the Offer. See Section 1.
15.	Fees and Expenses
We have retained Broadridge Corporate Issuer Solutions, LLC to act as Information Agent, Paying Agent and Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, email and personal interviews and may request brokers, dealers, commercial banks, trust companies and other nominee stockholders to forward materials relating to the Offer to beneficial owners. The Information Agent and the Depositary will each receive reasonable and customary compensation for their respective services, will be reimbursed by us for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer.
We will not pay any fees or commissions to brokers, dealers, commercial banks, trust companies or other nominees (other than fees to the Information Agent as described above) for soliciting tenders of Shares pursuant to the Offer. Stockholders holding Shares through brokers, dealers, commercial banks, trust companies or other nominees are urged to consult the brokers, dealers, commercial banks, trust companies or other nominees to determine whether transaction costs may apply if stockholders tender Shares through the brokers, dealers, commercial banks, trust companies or other nominees and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase, the Letter of Transmittal and related materials to the beneficial owners of Shares held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank, trust company or other nominee has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.
We will pay or cause to be paid all share transfer taxes, if any, on our purchase of Shares except as otherwise provided in Section 5 hereof and Instruction 5 in the Letter of Transmittal.
On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its stockholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given authority to provide Treasury Regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. Any Share repurchase that occurs in connection with the Offer may be subject to the excise tax. Whether and to what extent we would be subject to the excise tax in connection with the Offer will depend on a number of factors, including, without limitation, (i) the fair market value of the repurchases in connection with the Offer, (ii) the fair market value of any capital stock repurchased by us in 2023 outside of the Offer, (iii) the deemed value of shares of capital stock we issue during 2023 and (iv) the content of Treasury Regulations and other guidance from the Treasury.
16.	Miscellaneous
We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Shares pursuant to the Offer is not in compliance with any applicable law, we will make a good faith effort to comply with the applicable law. If, after a good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the holders of Shares residing in that jurisdiction. In any jurisdiction where the securities, “blue sky” or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the jurisdiction.

Pursuant to Exchange Act Rule 13e-4, we have filed with the SEC the Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in Section 10 with respect to information concerning our company.
You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information or to make any representation on our behalf in connection with the Offer other than those contained in this Offer to Purchase and the related Letter of Transmittal. If given or made, you should not rely on that information or representation as having been authorized by us, any member of our Board of Directors, the Depositary or the Information Agent.
OUR BOARD OF DIRECTORS HAS AUTHORIZED US TO MAKE THE OFFER. HOWEVER, NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS MADE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR SHARES. NONE OF THE COMPANY, THE MEMBERS OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY HAS AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION, OR ANY SUCH REPRESENTATION OR INFORMATION, AS HAVING BEEN AUTHORIZED BY US, ANY MEMBER OF OUR BOARD OF DIRECTORS, THE INFORMATION AGENT OR THE DEPOSITARY.
Pasithea Therapeutics Corp.
August 9, 2023

SCHEDULE I
DIRECTORS AND EXECUTIVE OFFICERS OF PASITHEA THERAPEUTICS CORP.
The following table sets forth the names and positions of the directors and executive officers of Pasithea Therapeutics Corp. The address of each of our directors and executive officers is c/o Pasithea Therapeutics Corp., 1111 Lincoln Road, Suite 500 Miami Beach, FL 33139 (telephone number: (702) 514-4174).
Name	Position(s)
Officers
Dr. Tiago Reis Marques	Chief Executive Officer and Director
Daniel Schneiderman	Chief Financial Officer
Dr. Graeme Currie	Chief Development Officer
Directors
Dr. Tiago Reis Marques	Chief Executive Officer and Director
Prof. Lawrence Steinman	Director
Simon Dumesnil	Director
Dr. Emer Leahy	Director
Alfred Novak	Director
The Letter of Transmittal and any other required documents should be sent or delivered by each stockholder or the stockholder’s broker, dealer, commercial bank, trust company or nominee to the Depositary at one of its addresses set forth below. To confirm delivery of Shares, stockholders are directed to contact the Depositary.
The Depositary for the Offer is:
Broadridge Corporate Issuer Solutions, LLC
If delivering by hand, express mail, courier, or other expedited service:	If delivering via a USPS Service:

Broadridge Corporate Issuer Solutions, LLC Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge Corporate Issuer Solutions, LLC Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717
Any questions or requests for assistance may be directed to the Information Agent at the telephone number and address set forth below. Requests for additional copies of this Offer to Purchase, this Letter of Transmittal, the Notice of Guaranteed Delivery or related documents may be directed to the Information Agent at its telephone number or address set forth below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent for the Offer is:
Broadridge Corporate Issuer Solutions, LLC
(855) 793-5068
shareholder@Broadridge.com
If delivering by hand, express mail, courier, or other expedited service:	If delivering via a USPS Service:

Broadridge Corporate Issuer Solutions, LLC Attn: BCIS Re-Organization Dept. P.O. Box 1317 Brentwood, NY 11717-0718	Broadridge Corporate Issuer Solutions, LLC Attn: BCIS IWS 51 Mercedes Way Edgewood, NY 11717